Contact:     Michael E. DeHaan
             Chairman, President & CEO
             773.239.6000

                          CHESTERFIELD FINANCIAL CORP.
                         ANNOUNCES STOCKHOLDER APPROVAL
                        OF MERGER WITH MAF BANCORP, INC.

CHICAGO,  Illinois,  September 30, 2004 - Chesterfield  Financial Corp. (NASDAQ:
CFSL), the parent company of Chesterfield Federal Savings and Loan Association of Chicago, announced that its proposed merger with MAF Bancorp, Inc. (NASDAQ:
MAFB) has been approved at a special meeting of stockholders held today. On June 5, 2004, Chesterfield and MAF Bancorp jointly announced that their respective boards of directors approved a definitive agreement under which the Company will be merged with MAF. Pursuant to the merger agreement, MAF will purchase each share of Chesterfield common stock for a fixed price of $31.50, payable 65% in cash and 35% in MAF common stock. The transaction has a value of $128.5 million in the aggregate, including cash payments for the cancellation of stock options. The transaction is still subject to customary closing conditions and regulatory approvals. The companies anticipate closing the transaction by the middle of the fourth quarter of 2004.


This news release contains forward-looking statements that are subject to numerous assumptions, risk and uncertainties, including the anticipated date of the closing of the transaction. Actual results could differ materially from those contained in or implied by such forward-looking statements for a variety of factors including: (1) developments in general economic conditions, including interest rate and currency fluctuations, market fluctuations and perceptions, and inflation; (2) changes in the economy which could materially change anticipated credit quality trends and the ability to generate loans and deposits; (3) a failure of the capital markets to function consistently within customary levels; (4) a delay in or an inability to execute strategic initiatives designed to grow revenues and/or manage expenses; (5) legislative developments, including changes in laws concerning taxes, banking, securities, insurance and other aspects of the industry; (6) changes in the competitive environment for financial services organizations and the Company's ability to adapt to such changes.


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